NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                November 6, 2000

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Kent Financial Services, Inc. (the "Company"), will be held on Monday, November 6, 2000, at 8:30 a.m., local time, at our offices, 376 Main Street, Bedminster, New Jersey 07921 for the purpose of considering and acting upon the following matters:

         (1) To elect five directors to serve until the next Annual Meeting or until their respective successors are duly elected and qualified;

         (2) To transact such other business as may properly come before the Annual Meeting or any adjournment(s), postponement(s) or continuation(s) thereof.

     Only stockholders of record at the close of business on October 2, 2000 are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments, postponements or continuations thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection during ordinary business hours by any stockholder for any purposes germane to the meeting, at the Company's offices at 376 Main Street, Bedminster, New Jersey 07921, for a period of at least ten days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

     All stockholders are cordially invited to attend the Annual Meeting in person.

     THE BOARD OF DIRECTORS IS NOT SOLICITING PROXIES AND YOU ARE REQUESTED NOT TO SEND A PROXY.

                                     By Order of the Board of Directors


                                     /s/ Paul O. Koether
                                     ----------------------------------
                                     Paul O. Koether
                                     Chairman and President

Date: October 4, 2000

                          KENT FINANCIAL SERVICES, INC.
                                 376 MAIN STREET
                                   P.O. BOX 74
                          BEDMINSTER, NEW JERSEY 07921
                                 (908) 234-0078

                                ----------------

                  INFORMATION STATEMENT FOR THE ANNUAL MEETING

                                November 6, 2000

General

     This Information Statement is being furnished to the stockholders of Kent Financial Services, Inc., a Delaware corporation (the "Company") pursuant to Regulation 14(c) of the Securities Exchange Act of 1934 in connection with the forthcoming Annual Meeting of Stockholders (the "Annual Meeting") to be held on Monday, November 6, 2000, at 8:30 a.m., at our offices, 376 Main Street, Bedminster, New Jersey 07921, and at any and all adjournments, postponements or continuations thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Company's telephone number is
(908) 234-0078.

     This Information Statement and accompanying Notice of Annual Meeting of Stockholders are first being mailed on or about October 4, 2000 to all stockholders entitled to vote at the meeting.

Voting Securities

     Only stockholders of record at the close of business on October 2, 2000 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting. On the Record Date, 1,834,672 shares of the Company's common stock, $.10 par value per share (the "Common Stock"), were issued and outstanding. The presence, either in person or by proxy, of the holders of a majority of the total number of shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum and to transact such matters as come before the Annual Meeting.

     As of the Record Date, management and its affiliates ("Principal Stockholders") collectively owned greater than 50% of the Company's outstanding Common Stock and will vote such shares to elect as directors the five nominees listed under the caption "Election of Directors". Since the Common Stock owned by the Principal Stockholders constitute a majority of the Company's outstanding Common Stock, the Board of Directors determined not to solicit proxies. Any stockholder of record on the Record Date, is entitled to attend the meeting and vote their shares personally or through such stockholder's own legally constituted proxy.

     THE BOARD OF DIRECTORS IS NOT SOLICITING PROXIES AND YOU ARE REQUESTED NOT TO SEND A PROXY.

     The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding the Information Statement and Notice of Annual Meeting of Stockholders to such beneficial owners.

                              ELECTION OF DIRECTORS
Nominees

     At the Annual Meeting, five directors are to be elected to hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified. The Principal Stockholders will vote FOR the election of each nominee named below ("Nominee"). Each Nominee has consented to serve as a director if elected. It is not expected that any Nominee will be unable to serve, but, in the event that any Nominee should be unable to serve, the Principal Stockholders will vote for a substitute candidate selected by the Board of Directors.

Certain information regarding each Nominee is set forth below.

                                       Position and Office           Director
Name of Nominee         Age        Presently Held with Company         Since
---------------         ---        ---------------------------       --------

Paul O. Koether         64          Chairman, President and            1987
                                     Director

Mathew E. Hoffman       46          Director                           1994

Casey K. Tjang          62          Director                           1992

M. Michael Witte        74          Director                           1986

Qun Yi Zheng, Ph.D.     43          Nominee for Director                 -

------------------------------------

     There are no family relationships between any Nominee and/or any executive officers of the Company. Information concerning each Nominee's business history and experience is set forth below.

     Paul O. Koether is principally engaged in the following businesses: (i) Chairman and director since July 1987 and President since October 1990 of the Company and the general partner since 1990 of Shamrock Associates, ("Shamrock") an investment partnership which is the principal stockholder of the Company (ii) various positions with affiliates of the Company, including Chairman since 1990 and a registered representative since 1989 of T. R. Winston & Company, Inc. ("Winston"); and (iii) Chairman since April 1988, President from April 1989 to February 1997 and director since March 1988 of Pure World, Inc., ("Pure World") and since December 1994 has been a director and since January 1995 has been Chairman of Pure World's wholly-owned subsidiary, Pure World Botanicals, Inc., a manufacturer and distributor of natural products.

He is also Chairman and a director of Pure World's principal stockholder, Sun Equities Corporation, ("Sun") a private company. In September 1998, Mr. Koether was elected a director and Chairman of Cortech, Inc., ("Cortech") a biopharmaceutical company seeking to redeploy its' assets. Mr. Koether was a director of Golf Rounds.com, Inc., ("Golf Rounds") an internet content provider from July 1992 to January 2000.

     Mathew E. Hoffman. Since January 1997, he has been head of the litigation department of Todtman, Nachamie, Spizz & Johns, P.C. From May 1994 until January 1997 Mr. Hoffman was head of the litigation department of the law firm of Rosen & Reade. His articles have been published in the United States, Europe and Japan.

     Casey K. Tjang. Since August 2000, he has been Executive Vice President Finance with Knowledgewindow, Inc., an e-learning provider of internet training. From December 1995, until August 2000 with Leading Edge Packaging, Inc., a marketing, wholesaler and distribution company of consumer product packagings in the following capacities: director and secretary since December 1995; Chief Financial Officer since September 1996 and President since September 1998. On August 16, 2000 Leading Edge Packaging, Inc., filed a Chapter XI petition under the United States Bankruptcy Code. From 1991 to 1995, Mr. Tjang served as President and Chief Executive Officer of First Merchant Bankers, Inc., a privately-owned investment company, whose business is focused in the Asia Pacific rim, and from 1993 to 1995, was an Executive Director of Starlite Holdings Limited, a printer and manufacturer of packaging materials. From March 1991 until February 1995, Mr. Tjang was a director of Concord Camera Corp., which manufactures and distributes camera equipment.

     M. Michael Witte. Since August 1980, he has been President of M. M. Witte & Associates, Inc., a private corporation which is engaged in oil and gas consulting and investment management. In November 1995 Mr. Witte was elected Co-Chairman of The American Drilling Company, L.L.C., a position he subsequently relinquished after his election on August 1, 1996 as President and Chief Executive Officer of South Coast Oil Corporation, a Los Angeles based oil company founded in 1921. From April 1991 to June 1995 Mr. Witte was a director of Search Exploration, Inc., a publicly held corporation until it was acquired by Harken Energy Corporation, which, through its wholly-owned subsidiary, McCulloch Energy, Inc. ("McCulloch") was engaged in the acquisition, exploration, development and production of oil and natural gas properties in the United States. Mr. Witte was Chairman of McCulloch from April 1991 through June 1995.

     Qun Yi Zheng, Ph.D. Since March, 1996 he has been Executive Vice President and Director of Science and Technology at Pure World Botanicals, Inc. From January 1995 to March 1996 he was Technical Manager at Hauser Nutraceuticals, a division of Hauser Chemicals, Inc., a manufacturer and distributor of nutraceuticals. Dr. Zheng has been a director of Cortech since August 2000.

Board Meetings and Committees

     The Board held two formal meetings during the year ended December 31, 1999 and otherwise acted by written consent. Each of the Company's directors attended all of the meetings of the Board of Directors and of all committees of the Board on which he served. During the year ended December 31, 1999, the Board had an Audit Committee, which consisted of Messrs. Tjang, Witte, and Hoffman. The Audit Committee, which reviews the Company's internal controls, accounting practices and procedures, and results of operations, held two meetings in 1999.

     The Board also had a Compensation Committee consisting of Messrs. Witte and Hoffman. The Compensation Committee, which is responsible for reviewing Management's compensation, held no meetings in 1999. The Board of Directors does not have a nominating committee.

                              BENEFICIAL OWNERSHIP

Security Ownership of Officers, Directors, Nominee and Certain Stockholders

     The following table sets forth the beneficial ownership of Common Stock of the Company as of August 31, 2000, by each person who was known by the Company to beneficially own more than 5% of the Common Stock, by each current director, nominee, Executive Officers and by all current directors, nominee and officers as a group:

                                      Amount and Nature
 Name and Address                       of Beneficial            Percent of
of Beneficial Owner                      Ownership (1)              Class
-------------------                  -----------------           ----------

Paul O. Koether                          928,454 (2)               50.61%
 211 Pennbrook Road
 Far Hills, NJ 07931

Shamrock Associates                      834,940                   45.51%
 211 Pennbrook Road
 Far Hills, NJ 07931

Tweedy, Brown Company, LLC               155,836 (3)                8.49%
 52 Vanderbilt Avenue
 8th Floor
 New York, NY 10017

M. Michael Witte                          14,000                        *
 1120 Granville Avenue
 Suite 102
 Los Angeles, CA 90049

Casey K. Tjang                             6,000                        *
 510 Tallwood Lane
 Greenbrook, NJ 08812

Mathew E. Hoffman                          7,000                        *
 62 Rosehill Avenue
 New Rochelle, NY 10804

Qun Yi Zheng, Ph.D.                            -                        -
 375 Huyler Street
 South Hackensack, NJ 07606

John W. Galuchie, Jr.                     48,332 (4)                2.63%
 376 Main Street
 Bedminster, NJ 07921

All Directors, Nominee and Officers      975,454                   53.17%
 as a Group (6 persons)

-----------------------------------------
*Less than 1 percent.

(1) The beneficial owner has both sole voting and sole investment powers with respect to these shares except as set forth in this footnote or in other footnotes below.

(2) Includes the 834,940 Shares beneficially owned by Shamrock. As a general partner of Shamrock, Mr. Koether may be deemed to own these shares beneficially. Includes 28,332 shares owned by Sun, a private corporation of which Mr. Koether is the Chairman and a principal stockholder. Includes 10,082 shares held by Mr. Koether's IRA. Mr. Koether is also a limited partner of Shamrock and may be deemed to own beneficially that percentage of the shares owned by Shamrock represented by his partnership percentage. Mr. Koether disclaims beneficial ownership of such shares.

(3) According to Schedule 13D/A2 filed on May 31, 2000 by Tweedy, Brown Company, LLC, TBK Partners, L.P. and Vanderbilt Partners, L.P.

(4) Includes 28,332 Shares owned by Sun, a private corporation of which Mr. Galuchie is a director and officer. Mr. Galuchie disclaims beneficial ownership of such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers. Officers, directors and greater than ten percent stockholders are required by the SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received representations from certain reporting persons that they were not required to file Forms 5 for specified fiscal years, the Company believes that all its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal 1999.

                             EXECUTIVE COMPENSATION

     The table below sets forth for the fiscal years ended December 31, 1999, 1998, and 1997, the compensation of any person who, as of December 31, 1999 was an Executive Officer of the Company with an annual compensation in excess of $100,000 ("Named Officers").

                                                  Summary Compensation Table


                                                                                        Long-Term
Name of Principal                                      Annual Compensation(1)(2)      Compensation     Other
                                            ------------------------------------------------------    -------
Officer/Position             Year     Salary            Bonus           Other(3)      Options(#)

Paul O. Koether              1999    $200,000          $     -          $200,471          -              -
Chairman, Presi-             1998    $200,000          $20,000          $171,161          -              -
dent and Chief               1997    $200,000          $65,000          $124,484          -              -
Executive Officer

John W. Galuchie, Jr.        1999    $175,833          $     -          $    412          -              -
Executive Vice               1998    $166,000          $30,000          $    194          -              -
President                    1997    $160,000          $ 8,000          $    386          -              -
and Treasurer

----------------------------------------------------


(1) The Company has no bonus or deferred compensation plans and pays bonuses at the discretion of the Board based on performance.

(2) Certain Named Officers received incidental personal benefits during the fiscal years covered by the table. The value of these incidental benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for any of the Named Officers. Such amounts are excluded from the table.

(3) Represents commissions paid by Winston to these individuals in their capacity as registered representatives for securities trades made for their respective customers.

Options Granted in Year Ended December 31, 1999

     There were no stock options granted pursuant to the Company's 1987 Non-Qualified Stock Option Plan (the "Plan") during the fiscal year ended December 31, 1999 to the Named Officers.

     Options may be granted by the Board of Directors to officers, directors and employees of the Company or its subsidiaries or parents. The exercise price for the shares shall not be less than the fair market value of the Common Stock on the date of grant. Options will expire five years from date of grant and will be exercisable as to one-half of the shares on the date of grant and as to the other half, after the first anniversary of the date of grant, or at such other time, or in such other installments as may be determined by the Board of Directors or a committee thereof at the time of grant. The options are non-transferable (other than by will or by operation of the laws of descent) and are exercisable generally only while the holder is employed by the Company or by a subsidiary of the Company or, in the event of the holder's death or permanent disability while employed by the Company, within one year after such death or disability.

     There were no outstanding options exercised or unexercised by the named officers at December 31, 1999.

Remuneration of Directors
-------------------------

     Directors who are not employees of the Company currently receive a monthly fee of $1,000 plus $200 for each day of attendance at board and committee meetings. During 1999, the Company paid directors' fees in the aggregate amount of approximately $37,000.

Employment Agreements
---------------------

     In April, 1990, the Company and Paul O. Koether entered into an employment agreement ("Agreement") pursuant to which Mr. Koether serves as the Company's Chairman for an initial three-year term ("Commencement Date") at an annual salary of $175,000 (changed to $200,000 in December 1993) ("Base Salary"), which may be increased but not decreased at the discretion of the Board of Directors. The term is to be automatically extended one day for each day elapsed after the Commencement Date.

     Mr. Koether may terminate his employment under the Agreement at any time for "good reason" (defined below) within 36 months after the date of a Change in Control (defined below) of the Company. Upon his termination, he shall be paid the greater of the (i) Base Salary and any bonuses payable under the Agreement through the expiration date of the Agreement or (ii) an amount equal to three times the average annual Base Salary and bonuses paid to him during the preceding five years.

     Change in Control is deemed to have occurred if (i) any individual or entity, other than individuals beneficially owning, directly or indirectly, common stock of the Company representing 30% or more of the Company's stock outstanding as of April 1, 1990, is or becomes the beneficial owner, directly or indirectly, of 30% or more of the Company's outstanding stock or (ii) individuals constituting the Board of Directors on April 1, 1990 ("Incumbent Board"), including any person subsequently elected to the Board whose election or nomination for election was approved by a vote of at least a majority of the Directors comprising the Incumbent Board, cease to constitute at least a majority of the Board. "Good reason" means a determination made solely by Mr. Koether, in good faith, that as a result of a Change in Control he may be adversely affected (i) in carrying out his duties and powers in the fashion he previously enjoyed or (ii) in his future prospects with the Company.

     Mr. Koether may also terminate his employment if the Company fails to perform its obligations under the Agreement (including any material change in Mr. Koether's duties, responsibilities and powers or the removal of his office to a location more than five miles from its current location) which failure is not cured within specified time periods.

     The Company may terminate Mr. Koether's employment under the Agreement for "cause" which is defined as (i) Mr. Koether's continued failure to substantially perform his duties under the Agreement (other than by reason of his mental or physical incapacity or the removal of his office to a location more than five miles from its current location) which is not cured within specified time periods, or (ii) Mr. Koether's conviction of any criminal act or fraud with respect to the Company. The Company may not terminate Mr. Koether's employment except by a vote of not less than 75 percent of the entire Board of Directors at a meeting at which Mr. Koether is given the opportunity to be heard.

     In the event of Mr. Koether's death during the term of the Agreement, his beneficiary shall be paid a death benefit equal to $200,000 per year for three years payable in equal monthly installments. Should Mr. Koether become "disabled" (as such term is defined in the Agreement) during the term of the Agreement and either long-term disability insurance is not provided by the Company or such policy does not provide an annual benefit to age 70 equal to 80% or more of Mr. Koether's base salary, he shall be paid an annual disability payment equal to 80% of his base salary in effect at the time of the disability. Such payments shall continue until Mr. Koether attains the age of 70.

     In September, 1999 the Company and John W. Galuchie, Jr. entered into an employment agreement pursuant to which Mr. Galuchie serves as the Company's Executive Vice President for an initial three-year term at an annual salary of $180,000. All other terms and conditions of Mr. Galuchie's employment agreement are identical to Mr. Koether's Agreement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Rosenman & Colin LLP ("R&C") performed legal work for the Company and its affiliates in 1999 and 1998. Natalie I. Koether, wife of the Chairman and President of the Company, is of Counsel to R&C and also employed by the Company. Aggregate fees and expenses billed to the Company and its subsidiaries in 1999 and 1998 were approximately $47,000 and $120,000, respectively. The Company paid Mrs. Koether $150,000 and $170,000 in 1999 and 1998, respectively, as an employee and she received no compensation from R&C related to fees charged to the Company for her time.

     The Company reimburses an affiliate for the direct cost of certain group medical insurance, 401(k) benefits and office supplies. Such reimbursements were approximately $159,000 and $164,000 during 1999 and 1998, respectively.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Deloitte  &  Touche  LLP  served  as  the  Company's   independent   public
accountants for the fiscal year ended December 31, 1999. It is not expected that a representative of Deloitte & Touche LLP will be present at the meeting.

     Any stockholder who desires to present proposals to the next annual meeting and to have such proposals set forth in the information statement mailed in conjunction with such annual meeting must submit such proposals to the Company not later than July 9, 2001. All stockholder proposals must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission.

                             ADDITIONAL INFORMATION

     A copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999 is being mailed to stockholders with this Information Statement.

                                     By Order of the Board of Directors,


                                     /s/ Paul O. Koether
                                     --------------------------------------
                                     Paul O. Koether
                                     Chairman and President
Date:  October 4, 2000